Exhibit 11



                          Viacom Inc. and Subsidiaries
                      Computation of Net Earnings Per Share


                                                                 Quarter ended June 30,              Six months ended June 30,
                                                                 ----------------------              -------------------------
                                                                 1996             1995              1996               1995
                                                                 ----             ----              ----               ----
                                                                          (In millions, except per share amounts)
EARNINGS:
Net earnings from continuing operations......................  $    23.3       $    39.2         $    40.6           $    73.8
Cumulative convertible perferred stock dividend
 requirement.................................................       15.0            15.0              30.0                30.0
                                                               ---------       ---------         ---------           ---------
Earnings from continuing operations attributable to
 common stock................................................        8.3            24.2              10.6                43.8
Earnings from discontinued operations, net of tax............       17.8            13.8              28.3                50.4
                                                               ---------       ---------         ---------           ---------
Net earnings atributable to common stock.....................  $    26.1       $    38.0         $    38.9           $    94.2
                                                               =========       =========         =========           =========

PRIMARY COMPUTATION:
  SHARES:
  Weighted average number of common shares...................      371.6           360.0             370.8               359.6
  Common shares potentially issuable in connection
   with:
   Stock options and warrants................................        4.4             8.6               4.6                 8.5
   Contingent value rights (a)...............................         --             1.8                --                 1.8
   Variable common rights (b)................................         --            15.7                --                15.7
                                                               ---------       ---------           -------           ---------
  Weighted average common shares and common
    share equivalents........................................      376.0           386.1             375.4               385.6
                                                                ========        ========          ========            ========

NET EARNINGS PER COMMON SHARE:
    Net earnings from continuing operations..................   $    .02        $    .06         $    0.03           $    0.11
    Earnings from discontinued operations, net of
      tax....................................................        .05             .04              0.07                0.13
                                                               ---------       ---------         ---------           ---------
    Net earnings.............................................   $    .07        $    .10         $    0.10           $    0.24
                                                                ========        ========         =========           =========

FULLY DILUTED COMPUTATION: (C)
   SHARES
   Weighted average number of common shares
     outstanding.............................................      371.6           360.0             370.8               359.6
   Common shares potentially issuable in connection
     with:
     Stock options and warrants..............................        4.4             9.3               4.7                 9.1
     Contingent value rights (a).............................         --             1.8                --                 1.8
     Variable common rights (b)..............................         --            15.7                --                15.7
                                                                --------         -------          --------             -------
   Weighted average common shares and common
    share equivalents........................................      376.0           386.8             375.5               386.2
                                                                 =======         =======           =======             =======

NET EARNINGS PER COMMON SHARE:
   Net earnings from continuing operations...................   $    .02        $    .06         $    0.03           $    0.11
   Earnings from discontinued operations, net of tax.........        .05             .04              0.07                0.13
                                                                --------        --------         ---------           ---------
   Net earnings..............................................   $    .07        $    .10         $    0.10           $    0.24
                                                                ========        ========         =========           =========

(a) The contingent value rights (the "CVRs") matured on July 7, 1995. The Company paid approximately $81.9 million in cash of approximately $1.44 per CVR to settle its obligation.

(b) The variable common rights (the "VCRs") matured on September 29, 1995. The Company issued approximately 6.1 million shares of Viacom Inc. Class B. Common Stock, or .022665 of a share of Viacom Inc. Class B Common Stock per VCR, to settle its obligation under the VCRs.

(c) The Preferred Stock and related dividend requirement had an anti-dilutive effect on earnings per share in 1996 and 1995, and, therefore, were excluded from the fully diluted earnings per share computation.